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                                                                     Exhibit G-2

            RESTRICTIONS ON INDEBTEDNESS IN CNP GROUP BANK FACILITIES

CenterPoint Energy, Inc. ("CenterPoint"), CenterPoint Energy Houston Electric (the "T&D Utility") and CenterPoint Energy Resources Corp. ("GasCo") are each subject to provisions in their bank facilities that limit their ability to raise additional debt.

A.       CenterPoint

         In the $3,850,000,000 Amended and Restated Credit Agreement, dated as of October 10, 2002, among CenterPoint, the banks and other financial institutions from time to time parties thereto, Citibank, N.A., as syndication agent and JPMorgan Chase Bank, as administrative agent, as amended by the First Amendment to Credit Agreement, dated December 5, 2002, and the Second Amendment to Credit Agreement, dated February 28, 2003 (the "CNP Credit Agreement"), CenterPoint is subject to restrictions on additional group indebtedness in the form of a coverage ratios covenant and a mandatory prepayment obligation. In addition, under the CNP Credit Agreement, aggregate indebtedness at Texas Genco Holdings, Inc. and its subsidiaries (the "Texas Genco entities") is limited by means of a negative covenant setting a maximum aggregate amount of debt that may be outstanding at any time.

1.       Coverage Ratios Covenant

         Under the coverage ratios covenant, CenterPoint must not permit at any time (i) the ratio of Consolidated Indebtedness for Borrowed Money at such time to Consolidated EBITDA for the most recently ended twelve-month period to exceed 3.75:1.00 or (ii) the ratio of Consolidated EBITDA for the most recently ended twelve-month period to Adjusted Interest Expense for such period to be less than 1.75:1.00.

         "Consolidated Indebtedness" means, as of any date of determination, the sum of (i) the total Indebtedness as shown on the consolidated balance sheet of the Borrower and its Consolidated Subsidiaries, determined without duplication of any Guarantee of Indebtedness of the Borrower by any of its Consolidated Subsidiaries or of any Guarantee of Indebtedness of any such Consolidated Subsidiary by the Borrower or any other Consolidated Subsidiary of the Borrower, plus (ii) any Mandatory Payment Preferred Stock, less (iii) the amount of Indebtedness described in clause (i) attributable to amounts then outstanding under receivables facilities or arrangements to the extent that such amounts would not have been shown as Indebtedness on a balance sheet prepared in accordance with GAAP prior to January 1, 1997, less (iv) the aggregate amount of liabilities in respect of any Indexed Debt Securities as shown on the consolidated balance sheet of the Borrower and its Consolidated Subsidiaries, less (v) the present value of the projected recovery, pursuant to applicable legislation and agreement, of the (a) net amount of stranded costs, (b) the market value of generating assets and (c) certain power market price and fuel cost recovery true-ups, determined in a manner substantially consistent with the calculations set forth on a schedule to the CNP Credit Agreement.

         "Borrowed Money" of any Person means any Indebtedness of such Person for or in respect of money borrowed or raised by whatever means (including acceptances, deposits, lease obligations under Capital Leases, Mandatory Payment Preferred Stock and synthetic leases);


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provided, however, that Borrowed Money shall not include (a) any guarantees that may be incurred by endorsement of negotiable instruments for deposit or collection in the ordinary course of business or similar transactions, (b) any obligations or guarantees of performance of obligations under a franchise, performance bonds, franchise bonds, obligations to reimburse drawings under letters of credit issued in accordance with the terms of any safe harbor lease or franchise or in lieu of performance or franchise bonds or other obligations incurred in the ordinary course of business that do not represent money borrowed or raised, in each case to the extent that such reimbursement obligations are payable in full within ten (10) Business Days after the date upon which such obligation arises, (c) trade payables, (d) any obligations of such Person under Swap Agreements, (e) customer advance payments and deposits arising in the ordinary course of business or (f) operating leases.

         "Consolidated EBITDA" means, for any twelve-month period ending on the date of determination, Consolidated Net Income for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) interest expense, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans) and amortization of settlement payments previously made on forward-starting Swap Agreements, (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (e) any extraordinary, unusual or non-recurring expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, losses on sales of assets outside of the ordinary course of business),
(f) any other non-cash charges and (g) Pre-Tax ECOM, and minus, to the extent included as income in the statement of such Consolidated Net Income for such period, the sum of (a) interest income, (b) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business), (c) any other non-cash income, (d) Pre-Tax Securitization Principal and Interest and (e) Pre-Tax Excess Mitigation Credit and Pre-Tax ECOM, all as determined on a consolidated basis.

         "Adjusted Interest Expense" means, for any period, the difference between (a) total interest expense (including that attributable to Capital Lease obligations and capitalized interest) determined in accordance with GAAP of the Borrower and its Subsidiaries for such period with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financings and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP) less (b) the sum of the following for such period (i) total interest income determined in accordance with GAAP and (ii) (but only to the extent included in the amount calculated pursuant to clause (a) above): (x) interest expense on Hybrid Preferred Securities, (y) interest expense in respect of the securitization programs of the Borrower and its Subsidiaries set forth on a schedule to the CNP Credit Agreement and (z) amortization of settlement payments previously made on forward-starting Swap Agreements and of any upfront fees and other costs associated with financings for the Borrower and its Subsidiaries.


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2.       Mandatory Prepayment Obligations

         Under the CNP Credit Agreement, CenterPoint is required to prepay 100% of the Net Cash Proceeds of any Capital Stock or Indebtedness issued or incurred by the Borrower or any of its Subsidiaries (other than Excluded Transactions).

         "Net Cash Proceeds," in relation to any issuance or sale of Capital Stock or any incurrence of Indebtedness for Borrowed Money, means the cash proceeds received from such issuance or incurrence, net of (i) attorneys' fees, investment banking fees, accountants' fees, underwriting discounts, escrow fees, reserves, related swap costs and commissions and other customary fees and expenses actually incurred in connection therewith and other similar payment obligations resulting therefrom (other than the obligations under the CNP Credit Agreement) that are required to be paid concurrently or otherwise as a result of such issuance or incurrence and (ii) other amounts that are to be refinanced or otherwise paid with all or part of the proceeds thereof.

         "Indebtedness" of any Person means the sum of (a) all items (other than Capital Stock, capital surplus and retained earnings) that, in accordance with GAAP consistently applied, would be included in determining total liabilities as shown on the liability side of a balance sheet of such Person as at the date on which the Indebtedness is to be determined, (b) all obligations of the Borrower or any Subsidiary, contingent or otherwise, as account party or applicant (or equivalent status) in respect of any standby letters of credit or equivalent instruments, and (c) without duplication, the amount of all Guarantees by such Person of items described in clauses (a) and (b); provided, however, that Indebtedness of a Person shall not include (i) any Junior Subordinated Debt owned by any Hybrid Preferred Securities Subsidiary, (ii) any Guarantee by the Borrower or its Subsidiaries of payments with respect to any Hybrid Preferred Securities or (iii) any Securitization Securities.

         "Excluded Transactions" means the incurrence or issuance by the Borrower and its Subsidiaries of the following:

              (a) Indebtedness for Borrowed Money in respect of any refinancing, refunding, remarketing, renewal or extension (on or prior to the maturity thereof) of (without any increase in the principal amount thereof plus any expenses (including any redemption premium, penalty, broken funding, settlement and other costs) or any shortening of the final maturity thereof) Indebtedness for Borrowed Money outstanding on the Closing Date (and any refinancing, refunding, remarketing, renewal or extension thereof) and additional Indebtedness for Borrowed Money incurred by (x) GasCo and/or its Subsidiaries in an aggregate principal amount not to exceed $200,000,000 outstanding at any time and (y) the Borrower and/or its Subsidiaries (including, without limitation, GasCo and its Subsidiaries) in an aggregate principal amount not to exceed $250,000,000 outstanding at any time;

              (b) Intercompany Indebtedness;

              (c) Indebtedness permitted hereunder to the extent constituting
(i) the issuance by the Borrower or any of its Subsidiaries of commercial paper,
(ii) any backup credit or liquidity facilities in respect of any such commercial paper issuance, (iii) other short-term


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instruments in lieu of the issuance of commercial paper, (iv) letters of credit issued for the account of the Borrower or any of its Subsidiaries in respect of any of the foregoing and (v) drawings on letters of credit, bonds or similar obligations permitted under this Agreement if the proceeds are applied to the underlying obligation secured or supported thereby;

              (d) Indebtedness of the Borrower pursuant to the Loan Documents;

              (e) Indebtedness in respect of performance, surety and similar bonds and completion guarantees provided by the Borrower or any of its Subsidiaries in the ordinary course of business;

              (f) Indebtedness in respect of Capital Leases entered into by the Borrower or any of its Subsidiaries in the ordinary course of business;

              (g) Indebtedness in respect of Swap Agreements entered into in the ordinary course of business and not entered into for speculative purposes;

              (h) Capital Stock to employees, directors or consultants of the Borrower or any of its Subsidiaries under, or upon the exercise of any warrants, options, conversion rights or other rights in respect of, any employee stock option plan, other employee benefit or compensation plans, dividend reinvestment plans, including the Borrower's Investors Choice Plan, or arrangements of the Borrower or any of its Subsidiaries existing on the Closing Date;

              (i) Capital Stock issued by any Subsidiary of the Borrower solely to the Borrower or any of its Subsidiaries; and

              (j) Capital Stock of the Borrower to the extent issued as consideration to effect acquisitions permitted under Section 8.2(g) and expenses incurred in connection therewith.

         "Subsidiary" means, as to any Person, a corporation, partnership, limited liability company or other entity of which more than 50% of the outstanding shares of Capital Stock or other ownership interests having ordinary voting power (other than Capital Stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect directors or other managers of such corporation, partnership or other entity are at the time owned, directly or indirectly, through one or more Subsidiaries of such Person, by such Person; provided, however, that no Securitization Subsidiary shall be deemed to be a Subsidiary for purposes of the CNP Credit Agreement.

3.       Texas Genco Entities

         In the CNP Credit Agreement, CenterPoint further covenants that it will not permit the Texas Genco entities to incur aggregate Indebtedness for Borrowed Money in excess of $250,000,000.

B.       T&D Utility

         In the $1,310,000,000 Credit Agreement, dated as of November 12, 2002, among the T&D Utility, the banks and other lenders from time to time parties thereto and Credit Suisse First


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Boston, as administrative agent, (the "T&D Utility Credit Agreement"), the T&D
Utility is subject to restrictions on additional indebtedness in the form of a leverage ratio covenant and a mandatory prepayment obligation.

1.       Leverage Ratio Covenant

         Under the leverage ratio covenant, the T&D Utility must maintain a ratio of Consolidated Indebtedness for Borrowed Money to Consolidated Capitalization of no greater than 0.68:1

"Consolidated Indebtedness" means, as of any date of determination, the sum of
(i) the total Indebtedness as shown on the consolidated balance sheet of the Borrower and its Consolidated Subsidiaries, determined without duplication of any Guarantee of Indebtedness of the Borrower by any of its Consolidated Subsidiaries or of any Guarantee of Indebtedness of any such Consolidated Subsidiary by the Borrower or any other Consolidated Subsidiary of the Borrower, plus (ii) any Mandatory Payment Preferred Stock.

         "Borrowed Money" of any Person means any Indebtedness of such Person for or in respect of money borrowed or raised by whatever means (including acceptances, deposits, lease obligations under Capital Leases, Mandatory Payment Preferred Stock and synthetic leases); provided, however, that Borrowed Money shall not include (a) any guarantees that may be incurred by endorsement of negotiable instruments for deposit or collection in the ordinary course of business or similar transactions, (b) any obligations or guarantees of performance of obligations under a franchise, performance bonds, franchise bonds, obligations to reimburse drawings under letters of credit issued in accordance with the terms of any safe harbor lease or franchise or in lieu of performance or franchise bonds or other obligations incurred in the ordinary course of business that do not represent money borrowed or raised, in each case to the extent that such reimbursement obligations are payable in full within ten
(10) Business Days after the date upon which such obligation arises, (c) trade payables, (d) any obligations of such Person under Swap Agreements, (e) customer advance payments and deposits arising in the ordinary course of business or (f) operating leases.

         "Consolidated Capitalization" means, as of any date of determination, the sum of (a) Consolidated Shareholders' Equity, (b) Consolidated Indebtedness for Borrowed Money and, without duplication, (c) Mandatory Payment Preferred Stock; provided that for the purpose of calculating compliance with Section 8.2(a), Consolidated Capitalization shall be determined excluding any adjustment, non-cash charge to net income or other non-cash charges or writeoffs resulting thereto from application of SFAS No. 142.

2.       Mandatory Prepayments

         Under the T&D Utility Credit Agreement, the T&D Utility is required to prepay 100% of the Net Cash Proceeds of any Capital Stock or Indebtedness issued or incurred by the Borrower or any of its Subsidiaries (other than Excluded Transactions).

         "Net Cash Proceeds," in relation to any issuance or sale of Capital Stock or any incurrence of Indebtedness for Borrowed Money, means the cash proceeds received from such issuance or incurrence, net of (i) attorneys' fees, investment banking fees, accountants' fees, underwriting discounts, escrow fees, reserves, related swap costs and commissions and other


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customary fees and expenses actually incurred in connection therewith and other similar payment obligations resulting therefrom (other than the obligations under the CNP Credit Agreement) that are required to be paid concurrently or otherwise as a result of such issuance or incurrence and (ii) other amounts that are to be refinanced or otherwise paid with all or part of the proceeds thereof.

         "Indebtedness" of any Person means the sum of (a) all items (other than Capital Stock, capital surplus and retained earnings) that, in accordance with GAAP consistently applied, would be included in determining total liabilities as shown on the liability side of a balance sheet of such Person as at the date on which the Indebtedness is to be determined, (b) all obligations of the Borrower or any Subsidiary, contingent or otherwise, as account party or applicant (or equivalent status) in respect of any standby letters of credit or equivalent instruments, and (c) without duplication, the amount of all Guarantees by such Person of items described in clauses (a) and (b); provided, however, that Indebtedness of a Person shall not include (i) any Junior Subordinated Debt owned by any Hybrid Preferred Securities Subsidiary, (ii) any Guarantee by the Borrower or its Subsidiaries of payments with respect to any Hybrid Preferred Securities or (iii) any Securitization Securities.

         "Excluded Transactions" means the incurrence or issuance by the Borrower and its Subsidiaries of the following:

              (a) Indebtedness in respect of any refinancing refundings, renewals or extensions (on or prior to the maturity thereof) of (without any increase in the principal amount thereof plus any expenses (including any redemption premium or penalty) or any shortening of the final maturity thereof) Indebtedness outstanding on the Closing Date (excluding Indebtedness in respect of the Reliant Energy FinanceCo II LP 7.40% Senior Notes due November 15, 2002 and the Existing Credit Facilities);

              (b) Intercompany Indebtedness;

              (c) Indebtedness permitted hereunder to the extent constituting
(i) the issuance by the Borrower or any of its Subsidiaries of commercial paper,
(ii) any backup credit or liquidity facilities in respect of any such commercial paper issuance, (iii) other short-term instruments in lieu of the issuance of commercial paper, (iv) letters of credit issued for the account of the Borrower or any of its Subsidiaries in respect of any of the foregoing and (v) drawings on letters of credit, bonds or similar obligations permitted under this Agreement if the proceeds are applied to the underlying obligation secured or supported thereby;

              (d) Indebtedness of the Borrower in respect of the Loans and the Pledged Bonds;

              (e) Indebtedness in respect of performance, surety and similar bonds and completion guarantees provided by the Borrower or any of its Subsidiaries in the ordinary course of business;

              (f) Indebtedness in respect of Capital Leases entered into by the Borrower or any of its Subsidiaries in the ordinary course of business;


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              (g) Indebtedness in respect of Swap Agreements entered into in the ordinary course of business and not entered into for speculative purposes;

              (h) Capital Stock to employees, directors or consultants of the Borrower or any of its Subsidiaries under, or upon the exercise of any warrants, options, conversion rights or other rights in respect of, any employee stock option plan, other employee benefit or compensation plans, dividend reinvestment plans, including CenterPoint's Investors Choice Plan, or arrangements of the Borrower or any of its Subsidiaries existing on the Closing Date;

              (i) Capital Stock issued by any Subsidiary of the Borrower solely to the Borrower or any of its Subsidiaries;

              (j) Capital Stock of the Borrower to the extent issued as consideration to effect acquisitions permitted under Section 8.2(g) and expenses incurred in connection therewith; and

              (k) Indebtedness incurred by the Borrower or any of its Subsidiaries after the date hereof at any time outstanding in aggregate principal amount not to exceed $300,000,000.

         "Subsidiary" means, as to any Person, a corporation, partnership, limited liability company or other entity of which more than 50% of the outstanding shares of Capital Stock or other ownership interests having ordinary voting power (other than Capital Stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect directors or other managers of such corporation, partnership or other entity are at the time owned, directly or indirectly, through one or more Subsidiaries of such Person, by such Person; provided, however, that no Securitization Subsidiary shall be deemed to be a Subsidiary for purposes of the T&D Utility Credit Agreement.

C.       GasCo

         In the $200,000,000 Credit Agreement, dated as of March 25, 2003, among GasCo, the banks, financial institutions and other institutional lenders listed on the signature pages thereof, Salomon Smith Barney Inc. and J.P. Morgan Securities Inc. as lead arrangers and as joint bookrunners, Wachovia Bank, National Association and Banc One Capital Markets, Inc., as syndication agents, Credit Suisse First Boston, Cayman Islands Branch, as documentation agent, Citicorp North America, Inc., as collateral agent and Citicorp USA, Inc., as administrative agent (the "GasCo Credit Agreement"), GasCo is subject to restrictions on additional indebtedness in the form of a leverage ratio covenant and a coverage ratio covenant.

A.       Leverage Ratio Covenant

         Under the leverage ratio covenant, GasCo must maintain a ratio of Total Debt for Borrowed Money to Consolidated Capitalization of no greater than 0.68:1.

         "Total Debt" means, as of any date of determination, the sum of (i) the total Indebtedness for Borrowed Money as shown on the consolidated balance sheet of Borrower and its Consolidated Subsidiaries, determined without duplication of any Guarantee of Indebtedness for Borrowed Money of Borrower by any of its Consolidated Subsidiaries or of any Guarantee of


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Indebtedness of any such Consolidated Subsidiary by Borrower or any other
Consolidated Subsidiary of Borrower, and any Mandatory Payment Preferred Stock, less (ii) such amount of Indebtedness for Borrowed Money attributable to amounts then outstanding under receivables facilities or arrangements to the extent that such amount would not have been shown as Indebtedness for Borrowed Money on a balance sheet prepared in accordance with GAAP prior to January 1, 1997, less
(iii) with respect to any Indexed Debt Securities that are Fully Hedged and the liabilities in respect of which as shown on the consolidated balance sheet of Borrower and its Consolidated Subsidiaries have increased from the amount of liabilities in respect thereof at the time of their issuance by reason of an increase in the price of the Indexed Asset relating thereto, the excess of (a) the aggregate amount of liabilities in respect of such Indexed Debt Securities at the time of determination over (b) the initial amount of liabilities in respect of such Indexed Debt Securities at the time of their issuance, provided that at the time of determination such increase in the price of the Indexed Asset relating to such Indexed Debt Securities has not been recorded on such consolidated balance sheet, less (iv) funds segregated to repay bonds maturing in November, 2003, and less (v) Non-Recourse Debt of the Borrower and its Subsidiaries.

         "Borrowed Money" of any Person means any Indebtedness of such Person for or in respect of money borrowed or raised by whatever means (including acceptances, deposits and lease obligations under Capital Leases); provided, however, that Borrowed Money shall not include (a) any guarantees that may be incurred by endorsement of negotiable instruments for deposit or collection in the ordinary course of business or similar transactions, (b) any obligations or guarantees of performance of obligations under a franchise, performance bonds, franchise bonds, obligations to reimburse drawings under letters of credit issued in accordance with the terms of any safe harbor lease or franchise or in lieu of performance or in lieu of franchise bonds or other obligations that do not represent money borrowed or raised, which reimbursement obligations in each case shall be payable in full within ten (10) Business Days after the date upon which such obligation arises, (c) trade payables, (d) customer advance payments and deposits arising in the ordinary course of such Person's business, (e) operating leases and (f) obligations under swap agreements.

         "Consolidated Capitalization" means the sum of (a) Consolidated Shareholders' Equity, (b) Consolidated Indebtedness for Borrowed Money and (c) without duplication, any Mandatory Payment Preferred Stock.

B.       Coverage Ratio Covenant

         Under the coverage ratio covenant, GasCo must maintain a ratio of EBITDA to Cash Interest for the immediately preceding four calendar quarters of no less than 2.25:1.00.

         "EBITDA" means, for any period, net income (or net loss) plus the sum of (a) interest expense, (b) income tax expense, (c) depreciation expense, (d) amortization expense and (e) to the extent reflected as a charge in the computation of net income for such period, any other non-cash charges, in each case determined in accordance with GAAP for such period.

         "Cash Interest" means interest expense of the Borrower and its Subsidiaries, to the extent actually paid in cash, during the relevant period.